Exhibit 99.1

Bionano Announces Amendment to Debt Financing Arrangement to Extend Cash Runway

- Amendment Reduces Bionano’s Outstanding Debt -

SAN DIEGO, February 28, 2024 -- Bionano Genomics, Inc. (“Bionano”) (Nasdaq: BNGO) today announced that is has amended the convertible debt financing the company entered into in October 2023 pursuant to which the company agreed to issue and sell to a certain accredited investor (the “Buyer”) (i) in a registered offering by the company (a) $45.0 million aggregate principal amount of senior secured convertible notes due 2025 initially convertible by the Buyer into approximately 15.7 million shares of the company’s common stock (the “Initial Registered Note”), and (b) warrants to purchase up to 21.7 million shares of the company’s common stock, and (ii) in a concurrent private placement, $35.0 million aggregate principal amount of senior secured convertible notes due 2025 initially convertible by the Buyer into approximately 12.2 million shares of the company’s common stock (the “Initial Private Placement Note” and together with the Initial Registered Note, the “Notes”). In accordance with the terms of the Notes, the Buyer has, prior to this date, converted $10.0 million of the principal amount of the Initial Registered Note and the company redeemed $18.0 million of the principal of the Initial Private Placement Note.

The arrangement announced today, includes the following:

•	Reduction of the minimum available liquidity covenant from $50.0 million to $25.0 million;

•	Reduction of the restricted cash covenant from $35.0 million to $25.0 million, which will be further reduced as the remaining principal on the Initial Registered Note is retired;

•	Cancellation of the March 2024 partial redemption payment and delay of the April 2024 partial redemption payment;

•	Redemption of the outstanding $17.0 million balance of the Initial Private Placement Note;

•	Redemption of approximately $10.7 million of the Initial Registered Note; and

•	Increase of $1.0 million to the Retirement Fee (as defined in the Notes) of the Initial Private Placement Note payable concurrently with redemptions of the Initial Private Placement Note.

Immediately following the repayments above, there is approximately $24.3 million in aggregate principal amount of the Initial Registered Note outstanding.

While working in close collaboration with the Buyer, this arrangement seeks both to expand the capital available to Bionano and to reduce the amount of debt on the company’s balance sheet. All together this arrangement provides immediate access to $30.0 million of near-term liquidity. The company will also have access to up to an additional $25.0 million of liquidity from the restricted cash account that will now be available as the principal on the Notes is retired instead of upon meeting certain funding conditions.

“The financing from October provided the company with critical near-term capital that enabled us to extend our cash runway. We believe that this modification of our debt obligations, combined with the cost savings initiatives we executed in both May and October of last year, will offer us additional flexibility to advance our business. We will continue to carefully monitor our expenditures and look forward to providing additional detail on our financial progress at our Q4 & Full Year 2023 conference call. We believe that these efforts will allow us to continue to realize the full potential of optical genome mapping and continue on our path to profitability,” commented Erik Holmlin, PhD, president and chief executive officer of Bionano.

About Bionano

Bionano is a provider of genome analysis solutions that can enable researchers and clinicians to reveal answers to challenging questions in biology and medicine. Bionano’s mission is to transform the way the world sees the genome through optical genome mapping (OGM) solutions, diagnostic services and software. Bionano offers OGM solutions for applications across basic, translational and clinical research. Through its Lineagen, Inc. d/b/a Bionano Laboratories business, Bionano also provides diagnostic testing for patients with clinical presentations consistent with autism spectrum disorder and other neurodevelopmental disabilities. Bionano also offers an industry-leading, platform-agnostic software solution, which integrates next-generation sequencing and microarray data designed to provide analysis, visualization, interpretation and reporting of copy number variants, single-nucleotide variants and absence of heterozygosity across the genome in one consolidated view. Bionano additionally offers nucleic acid extraction and purification solutions using proprietary isotachophoresis technology.

Unless specifically noted otherwise, Bionano’s OGM products are for research use only and not for use in diagnostic procedures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “can,” “could,” “may” “potential” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances and the negatives thereof) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding the anticipated cash runway, our ability to gain access to the funds held as restricted cash in an account control agreement under the terms of the Notes, the expected path to profitability, the effectiveness of our cost saving measures and the ability to realize the full potential of optical genome mapping.

Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of adverse geopolitical and macroeconomic events, such as recent and future bank failures, global pandemics, inflation, supply chain disruptions and the ongoing conflict between Ukraine and Russia and Israel and Hamas, on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive technologies or improvements to existing technologies; changes in our strategic and commercial plans; our need and ability to obtain sufficient additional financing to fund our strategic plans and commercialization efforts, our ability to effectively manage our uses of cash, and our ability to continue as a “going concern”; the ability or potential to obtain funding to support adoption or continued use of our technologies; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We are under no duty to update any of these forward-looking statements after the date they are made to conform these statements to actual results or revised expectations, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date the statements are made. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements contained in this press release.

CONTACTS

Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionano.com

Investor Relations:
David Holmes
Gilmartin Group
+1 (858) 888-7625
IR@bionano.com